                        PRUDENTIAL TAX-MANAGED EQUITY FUND

                              SUBADVISORY AGREEMENT


         Agreement made as of this 8th day of December, 1998 and amended and restated as of January 1, 2000, between Prudential Investments Fund Management LLC, a New York limited liability company (PIFM or the Manager), and The Prudential Investment Corporation, a New Jersey
Corporation (the Subadviser).

         WHEREAS, the Manager has entered into a Management Agreement, dated December 8th, 1998 and amended and restated as of January 1, 2000 (the Management Agreement), with Prudential Tax-Managed Funds (the Trust), a Delaware business trust and a diversified open-end management investment company registered under the Investment Company Act of 1940 (the
1940 Act) on behalf of its Series the Prudential Tax-Managed Equity Fund (the Series), pursuant to which PIFM will act as Manager of the Series.

         WHEREAS, PIFM desires to retain the Subadviser to provide investment advisory services to the Series in connection with the management the portfolio of the Series and the Subadviser is willing to render such investment advisory services.

         NOW, THEREFORE, the Parties agree as follows:

         1. (a) Subject to the supervision of the Manager and of the Board of Trustees of the Trust, the Subadviser shall manage the investment operations of the portfolio of the Series and the composition of the Series' portfolio, including the purchase, retention and disposition thereof, in accordance with the Series' investment objectives, policies and restrictions as stated in the Prospectus (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus"), and subject to the following understandings:

                         (i) The Subadviser shall provide supervision of the
                    investments of the Series and determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Series, and what portion of the assets will be invested or held uninvested as cash.

                         (ii) In the performance of its duties and obligations
                    under this Agreement, the Subadviser shall act in conformity with the Declaration of Trust, By-Laws and Prospectus of the Series and with the instructions and directions of the Manager and of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 and all other applicable federal and state laws and regulations.

                         (iii) The Subadviser shall determine the securities and
                    futures contracts to be purchased or sold by the Series and will place orders with or through such persons, brokers, dealers or futures commission merchants (including but not limited to Prudential Securities Incorporated) to carry out the policy with respect to brokerage as set forth in the Trust's Registration Statement and the Series' Prospectus or as the Board of Trustees may direct from time to time. In providing the Series with investment supervision, it is recognized that the Subadviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadviser's other clients may be a party. It is understood that Prudential Securities Incorporated may be used as principal broker for securities transactions but that no formula has been adopted for allocation of the Series' investment transaction business. It is also understood that it is desirable for the Series that the Subadviser have access to supplemental investment and market research and security and economic analysis provided by brokers or futures commission merchants who may execute brokerage transactions at a higher cost to the Series than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Subadviser is authorized to place orders for the purchase and sale of securities and futures contracts for the Series with such brokers or futures commission merchants, subject to review by the Trust's Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers or futures commission merchants may be useful to the Subadviser in connection with the Subadviser's services to other clients.

                                On occasions when the Subadviser deems the
                    purchase or sale of a security or futures contract to be in the best interest of the Series as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients.

                         (iv) The Subadviser shall maintain all books and
                    records with respect to the Series' portfolio transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and
                    (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Trust's Board of Trustees such periodic and special reports as the Trustees may reasonably request.

                         (v) The Subadviser shall provide the Series' Custodian
                    on each business day with information relating to all transactions concerning the Series' assets and shall provide the Manager with such information upon request of the Manager.

                         (vi) The investment management services provided by the
                    Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others.

           (b) The Subadviser shall authorize and permit any of its directors, officers and employees who may be elected as Trustees or officers of the Trust to serve in the capacities in which they are elected. Services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any of such directors, officers or employees.

           (c) The Subadviser shall keep the Series' books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Manager all information relating to the Subadviser's services hereunder needed by the Manager to keep the other books and records of the Series required by Rule 31a-1 under the 1940 Act. The Subadviser agrees that all records which it maintains for the Series are the property of the Series and the Subadviser will surrender promptly to the Series any of such records upon the Series' request, provided however that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

           2. The Manager shall continue to have responsibility for all services to be provided to the Series pursuant to the Management Agreement and shall oversee and review the Subadviser's performance of its duties under this Agreement.

           3. The Manager shall pay the Subadviser at the annual rate of .325 of 1% of the average daily net assets of the Series up to $500 million and .285 of 1% of the Series' average daily net assets over $500 million for furnishing the services described in paragraph 1 hereof.

           4. The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Series or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement.

           5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Series at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940
           Act) of the Series, or by the Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.

           6. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's directors, officers, or employees who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

           7. During the term of this Agreement, the Manager agrees to furnish the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Trust or the public, which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.

           8. This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

           9. This Agreement shall be governed by the laws of the State of New York.

           IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.




                    PRUDENTIAL INVESTMENTS FUND MANAGEMENT LLC

                    BY:/s/Robert F. Gunia
                       ----------------------------------
                          Robert F. Gunia
                          Executive Vice President

                    THE PRUDENTIAL INVESTMENT CORPORATION

                    BY:/s/John R. Strangfeld
                       ---------------------------------
                          John R. Strangfeld
                          President








T:\martin\bible\TXM\Subadviser.PIC.doc